Jan P. Updegraff	October 14, 2004
President & CEO

PRESS RELEASE

October 14, 2004

(10:00 am for Immediate Release)

Chemung Financial Reports 3rd Quarter/Year-to-Date Earnings

Chemung Financial Corporation, the parent holding company of Chemung Canal Trust Company and CFS Group, Inc., has reported 3rd quarter unaudited net income of $2.046 million vs. year-earlier results of $975 thousand, an increase of 109.8%. Earnings per share for the quarter totaled $0.54 as compared with $0.26 a year ago, an increase of 107.7% on approximately 45,000 fewer average shares outstanding.

Net income for the first nine months of 2004 totaled $6.222 million vs. $4.418 million during the same period last year, an increase of 40.8%. Earnings per share increased 41.4% from $1.16 to $1.64 per share on approximately 42,000 fewer average shares outstanding.

In a prepared statement released this morning, Jan P. Updegraff, President & CEO, stated:

"We are very pleased to report significant improvement in both our third quarter and year-to-date results. The improvement in both periods resulted primarily from a lower provision for loan losses.

Our provision for loan losses during the third quarter of 2004 totaled $333 thousand compared to $2.15 million in the third quarter of last year, a decrease of $1.817 million. During the third quarter of last year, we significantly increased our allowance for loan losses through increased provisions for loan losses in recognition of the adverse business environment faced by certain of our commercial loan clients. The reduction in the third quarter provision as compared to last year reflects improved asset quality as we see some positive indications of a more favorable business environment.

This reduction in the provision for loan losses, along with a $298 thousand decrease in operating expenses, offset the impact of a $91 thousand decrease in net interest income as well as a $327 thousand decrease in non-interest income. The decline in net interest income in the third quarter of this year compared to the comparable quarter the prior year has been impacted by lower average loan volume and interest rates, with our net interest margin decreasing 2 basis points from 3.72% to 3.70%. The decrease in non-interest income when compared to the third quarter of last year was due in large part to a decrease in gains on the sale of securities.

Year-to-date net interest income was down $267 thousand with our net interest margin declining 8 basis points to 3.67%, again both of these influenced by lower loan volume and interest rates. Due to the significant reduction in both the second quarter and third quarter provision for loan losses, the year-to-date provision of $1.167 million was down $3.183 million as compared to the first nine months of 2003.

While gains on the sale of securities for the first nine months of 2004 were down $966 thousand when compared to the same period last year, all other non-interest income rose $743 thousand. This increase was primarily the result of higher fee income generated by our Trust and Investment Center, as well as increased fee income related to deposit services, and an increase in earnings from our equity investment in Cephas Capital Partners, LP."

The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. The Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, and cautions that these statements are subject to numerous assumptions, risk, and uncertainties, all of which could change over time. Actual results could differ materially from forward-looking statements.